 EXHIBIT 10.1

September 10, 2026

VisionWave Holdings, Inc. 300 Delaware Avenue

Wilmington, DE 19801 Attn: Douglas Davis

E-mail: ddavis@vwav.inc

Re:	Second Closing under Securities Purchase Agreement; Amendment of February 2026 Warrant

Dear Mr. Davis:

Reference is made to (i) the Securities Purchase Agreement, dated as of July 20, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “SPA”), between VisionWave Holdings, Inc. (the “Company”) and YA II PN, Ltd. (the “Investor”), (ii) the Promissory Note, dated February 26, 2026, issued by the Company to the Investor in the original principal amount of $20,000,000 and designated as Note No. VWAV-3 (the “February Note”),

(iii) the Warrant to Purchase Common Shares, dated February 26, 2026, issued by the Company to the Investor and designated as Warrant No. VWAV-1 (the “February Warrant”), and (iv) the Standby Equity Purchase Agreement, dated as of July 25, 2025, between the Company and the Investor (as amended, restated, supplemented or otherwise modified from time to time, the “SEPA”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the SPA, the February Warrant, or the SEPA, as applicable.

The Company and the Investor acknowledge that conditions precedent to the Second Closing set forth in the SPA have been satisfied, and in consideration of the mutual covenants set forth herein, the parties desire to facilitate the Second Closing, on the terms and conditions set forth herein. The parties hereby agree as follows:

Second Closing; Waiver of Discount. Solely with respect to the Second Closing, the Investor hereby waives (in accordance with the terms of Section 9(k) of the SPA), subject to the satisfaction by the Company of the Use of Proceeds set forth in this agreement, the 15% discount otherwise provided for in the SPA. One the date hereof, the Investor shall purchase a Convertible Debenture having a Subscription Amount and principal amount of $5,000,000 for an aggregate Purchase Price of $5,000,000. Except for the limited waivers expressly set forth in this paragraph, the terms and conditions applicable to the Second Closing under the SPA remain in full force and effect.

Use of Proceeds of Second Closing. The Company hereby irrevocably directs and agrees that all $5,000,000 of gross proceeds from the Second Closing shall, immediately upon the consummation of the Second Closing, be applied as a repayment of amounts outstanding under the February Note in accordance with its terms and shall not be used for any other purpose. The Investor, in its capacity as holder of the February Note, may satisfy its obligation to pay the Purchase Price at the Second Closing by applying such $5,000,000 directly against amounts then outstanding under the February Note, and the Company shall be deemed to have received the Purchase Price for all purposes under the SPA. The allocation of such repayment shall be made solely to the principal owed under the February Note, and any premium shall be waived solely with respect to such payment. Nothing herein waives or modifies any payment or redemption premium or other amount payable thereunder other than as specifically set forth herein.

The parties acknowledge and agree that as of the date hereof, prior to the Second Closing, the remaining principal balance owed on the February Note is $7,469,178.42 and following the application of the $5,000,000 payment described above, the remaining principal balance owed on the February Note shall be $2,469,178.42. The parties further agree that the remaining Installment Dates for the February Note shall be October 26, 2026, November 26, 2026, and December 26, 2026, and the principal amount to be paid on each such Installment Date shall be $823,059 (or the outstanding Principal if less than such amount). No Payment Premium, Redemption Premium, default interest or other premium, penalty or charge shall be payable by reason of the rescheduling effected by this paragraph, and neither such rescheduling nor the payment of the February Note on December 30, 2026 in accordance herewith shall constitute a breach or default under, or an Event of Default under, the February Note, the SPA, the Debentures or any other Transaction Document.

Amendment of Debentures; Deferral of Installment Dates. Effective as of the date hereof, each Convertible Debenture issued by the Company to the Investor pursuant to the SPA (the Convertible Debenture issued on July 20, 2206 together with the Convertible Debenture issued by the Company to the Investor on the date hereof and designated as Debenture No. VWAV-5, collectively, the “Debentures”) is hereby amended so that the first Installment Date thereunder shall be January 30, 2027. Notwithstanding anything to the contrary in any Debenture or in any other Transaction Document, no payment pursuant to Section 1(c) of the Debentures (including any Installment Amount, installment of principal, interest, or Payment Premium) shall be due or payable under any Debenture prior to January 30, 2027, and the first Installment Date under each Debenture shall be January 30, 2027. Except as expressly amended by this paragraph, each Debenture remains unchanged and in full force and effect.

Amendment of February Warrant. Effective as of the date hereof, the Exercise Price (as defined in the February Warrant) is hereby reduced from $9.00 per Common Share to $1.50 per Common Share, subject to further adjustment as provided in the February Warrant. The February Warrant is hereby amended accordingly, and each reference therein to the “Exercise Price” shall mean $1.50 per Common Share, as so adjusted from time to time. At the Investor’s request, the Company shall promptly deliver a replacement warrant reflecting such amended Exercise Price. Notwithstanding the foregoing, the Company shall not issue any Common Shares upon exercise of the February Warrant at the reduced Exercise Price to the extent that such issuance, aggregated with any other issuance or transaction required to be aggregated therewith under the rules of the Principal Market, would exceed the maximum number of Common Shares that the Company may issue without shareholder approval under Nasdaq Listing Rule 5635 (such maximum number, the “5635 Cap”), unless and until the Company has obtained the shareholder approval described in the paragraph captioned “Shareholder Meeting” below. To the extent any portion of the February Warrant is not exercisable at the reduced Exercise Price by reason of the 5635 Cap, such portion shall remain exercisable at $9.00 per Common Share (as adjusted in accordance with the terms of the February Warrant) until such shareholder approval is obtained, whereupon the reduced Exercise Price shall apply to such portion without further action by either party. The Investor acknowledges and agrees that the amendment of the Exercise Price effected by this paragraph, the delivery of any replacement warrant contemplated hereby, and the issuance of Common Shares upon exercise of the February Warrant, do not and shall not constitute a Dilutive Issuance, or an issuance or sale of Common Shares or Convertible Securities, for purposes of Section 3(f) of any Debenture or any comparable provision of any other Transaction Document, and shall not result in any adjustment to the Fixed Price, the Floor Price or any conversion or exercise price under any Transaction Document. Except as expressly amended by this paragraph, the February Warrant remains unchanged and in full force and effect.

Shareholder Meeting. The Company shall, within 60 calendar days after the date of this letter agreement, duly call, convene and hold a meeting of its shareholders, which may be its annual meeting of shareholders or a special meeting called for such purpose, for the purpose of seeking the shareholder approval required under the rules of the Principal Market to permit issuances of Common Shares under the SEPA, the Debentures and the February Warrant in excess of the maximum number of shares applicable thereto; provided, that such meeting may be adjourned or postponed from time to time in order to permit the solicitation of additional proxies, and no such adjournment or postponement shall constitute a failure to comply with this paragraph. The Company shall recommend that its shareholders approve such proposal, solicit proxies in favor of such approval, and use its reasonable best efforts to obtain such approval at the meeting. If such shareholder approval is not obtained at such meeting, the Company shall use commercially reasonable efforts to seek such approval at not less than one subsequent meeting of its shareholders held within 180 days after such meeting. The Company’s sole obligation under this paragraph is to seek such shareholder approval as provided herein, and the failure to obtain such shareholder approval shall not constitute a breach of this letter agreement or of any other Transaction Document or an Event of Default under any Transaction Document.

Current Report. The Company shall, not later than four (4) Business Days after the date of this letter agreement, file with the SEC a Current Report on Form 8-K describing all material terms of the transactions contemplated hereby and attaching this letter agreement and any other material documents as exhibits to the extent required by the Exchange Act. From and after such filing, the Company shall have publicly disclosed all material, non-public information provided to the Investor (or its representatives or agents) by the Company or any of its officers, directors, employees, agents or representatives in connection with the transactions contemplated hereby.

Registration of February Warrant Shares. To the extent required under the Securities Act, the rules and regulations of the SEC or other applicable law as a result of the amendment to the February Warrant contemplated hereby, the Company shall promptly take all actions necessary or appropriate to amend, supplement or update the registration statement that registered the resale by the Investor of the Common Shares issuable upon exercise of the February Warrant, including by filing a prospectus supplement, post-effective amendment or new registration statement, as applicable, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement and the availability of the related prospectus for such resales.

Ratification; Limited Effect. Except as expressly set forth herein, the SPA, the February Note, the February Warrant and the SEPA are hereby ratified and confirmed and remain in full force and effect. This letter agreement constitutes a Transaction Document for purposes of the SPA. No waiver or amendment set forth herein shall be construed as a waiver of any other provision or of any present or future default, or as an agreement to provide any similar waiver or amendment in the future.

Miscellaneous. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of laws that would require the application of the law of any other jurisdiction. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery by facsimile, e-mail or other electronic transmission, and electronic signatures, shall have the same legal effect as delivery of an original manually signed counterpart.

If the foregoing correctly sets forth the understanding between the Company and the Investor, please so indicate in the space provided below, whereupon this letter shall constitute a binding agreement between the Company and the Investor.

Very truly yours,

YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:	/s/ Michael Rosselli
Name: Michael Rosselli
Title: Member

ACKNOWLEDGED AND AGREED:
VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name: Douglas Davis
Title: Chief Executive Officer